EXHIBIT 10.2

AMYLIN PHARMACEUTICALS, INC.
AMENDED AND RESTATED
OFFICER CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN

SECTION 1.                                                    INTRODUCTION

This Amylin Pharmaceuticals, Inc. Amended and Restated Officer Change in Control Severance Benefit Plan (the “Plan”) is designed to provide separation pay and benefits to Covered Employees, as such term is defined below.  This document constitutes the written instrument under which the Plan is maintained and supersedes any prior plan or practice of the Company that provides for the payment of severance benefits to Covered Employees in the form of cash and equity related benefits, except to the extent Covered Employees are parties to written agreements with the Company that expressly contemplate that such persons are also eligible to participate in the Plan.  The Plan was originally approved by the Compensation Committee of the Board of Directors of the Company effective February 8, 2001, and most recently amended and restated effective August 6, 2007.

SECTION 2.                                                    DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

(a)           “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other then the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b)           “Board” means the Board of Directors of the Company

(c)           “Cause” means, with respect to a Covered Employee, that, in the reasonable determination of the Company, such Covered Employee has (i) been convicted of or pleaded guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty; (ii) participated in a fraud or act of dishonesty against the Company; (iii) willfully and materially breached a Company policy; (iv) intentionally damaged the Company’s property; (v) willfully and materially breached such Covered Employee’s Proprietary Information and Inventions Agreement with the Company; (vi) engaged in conduct that demonstrates gross unfitness to serve; or (vii) repeatedly failed to satisfactorily perform job duties to which such Covered Employee previously agreed in writing. The conduct described under clauses (iii), (vi) and (vii) above will only constitute Cause if such conduct is not cured within 90 days after the Covered Employee’s receipt of written notice from the Company or the Board specifying the particulars of the conduct that may constitute Cause.

(d)           “Change in Control” means the occurrence of any of the following:

(i)            any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended from time to time, and any successor statute (the “Exchange Act”) (other than the Company, a subsidiary, an Affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii)           there is consummated a sale or other disposition of all or substantially all of the assets of the Company (other than a sale to an entity where at least 50% of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale);

(iii)         there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction.

(e)           “Company” means Amylin Pharmaceuticals, Inc., a Delaware corporation and its Affiliates, or following a Change in Control, the surviving entity resulting from such transaction.

(f)            “Compensation Committee” means the Compensation Committee of the Board.

(g)           “Constructive Termination” means, with respect to a Covered Employee, that such Covered Employee voluntarily terminates his or her employment with the Company (A) after (1) any of the following are undertaken without Cause and without such Covered Employee’s express written consent; (2) the Covered Employee notifies the Company in writing, within ninety (90) days after the occurrence of one of the following events, which notice specifies the condition giving rise to a Constructive Termination and that the Covered Employee intends to terminate his employment no earlier than thirty (30) days after the Company’s receipt of such notice; and (3) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (B) such voluntary termination occurs within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition giving rise to a Constructive Termination but failed to do so:

(i)            a material reduction by the Company of such Covered Employee’s annual base salary as in effect during the last regularly scheduled payroll period immediately prior to the period commencing 90 days prior to the applicable Change in Control (or as increased thereafter), unless such reduction is made pursuant to an across-the-board reduction of the base salaries of all similarly situated Covered Employee’s of no more than ten percent (10%);

(ii)           such Covered Employee’s relocation, or the relocation of the Company’s principal executive offices if such Covered Employee’s principal office is at such offices by more than fifty (50) miles from the location at which such Covered Employee was performing his or her duties immediately prior to the 90 day period preceding the applicable Change in Control, except for required travel on the Company’s business to an extent substantially consistent with such Covered Employee’s business travel obligations immediately prior to the commencement of such period;

(iii)         such Covered Employee’s assignment during the period beginning ninety (90) days prior to and ending thirteen (13) months after the applicable Change in Control of any duties or responsibilities that results in a material diminution in such Covered Employee’s authority, duties or responsibilities from those in effect immediately prior to the commencement of such period; provided, however, that with respect only to those Covered Employees serving as the Chief Executive Officer and/or Chief Financial Officer of the Company immediately prior to the commencement of such period (each a “Key Executive”), if (i) in the case of the Key Executive so serving as Chief Executive Officer (the “CEO”), such Key Executive shall no longer report during such period directly to the Board of Directors of the Company or, following such Change in Control, shall not report directly to the board of directors of the publicly traded entity that is, or is part of the controlled group that includes, the successor or acquiring party in such Change in Control or (ii) in the case of the Key Executive so serving as Chief Financial Officer, there shall be a material diminution in the authority, duties or responsibilities of the supervisor to whom such Key Executive is required to report (including without limitation by reason of such Key Executive continuing to report to the CEO during such period but the CEO at any time during such period no longer reporting directly to the Board of Directors of the Company or, following such Change in Control, not reporting directly to the board of directors of the publicly traded entity that is, or is part of the controlled group that includes, the successor or acquiring party in such Change in Control) and/or a requirement that either such Key Executive or his or her supervisor shall report to a corporate officer or employee instead of reporting directly to the CEO), then, without limitation, in each case such Key Executive shall be considered to have suffered a material diminution in such Key Executive’s authority, duties or responsibilities; or

(iv)          a material breach by the Company of any provision of this Plan or any enforceable written agreement between such Covered Employee and the Company.

(h)           “Covered Employee” means a person eligible to participate in the Plan as provided in Section 3 herein.

(i)            “Covered Termination” means either a Constructive Termination or an Involuntary Termination Without Cause.

(j)            “Disability” means the Covered Employee is prevented from performing his duties hereunder by reason of any physical or mental incapacity that results in the Covered Employee’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability.

(k)           “Executive Officer” means an officer who has been designated by the Company as an executive officer who is subject to Section 16 of the Securities Exchange Act of 1934.

(l)            “Involuntary Termination Without Cause” means with respect to a Covered Employee such Covered Employee’s dismissal or discharge by the Company for a reason other than for Cause.  The termination of a Covered Employee’s employment will not be deemed to be an “Involuntary Termination Without Cause” if such Covered Employee’s termination occurs as a result of such Covered Employee’s death or Disability.

(m)          “Payment Commencement Date” means, with respect to a Covered Termination, (i) if such Covered Termination occurs prior to the effective date of the applicable Change in Control, the later of (A) the effective date of such Change in Control or (B) the effective date of the Release required by Section 4(e) or (ii) if such Covered Termination occurs on or after the effective date of the applicable Change in Control, the later of (X) the date of such Covered Termination or (Y) the effective date of the Release required by Section 4(e).

(n)           “Plan Administrator” has the meaning as provided in Section 7.

(o)           “Qualified Plan” means a plan sponsored by the Company or an Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

(p)           “Substantial Risk of Forfeiture Lapse Date” means, with respect to a Covered Termination, (i) if such Covered Termination occurs prior to the effective date of the applicable Change in Control, the effective date of such Change in Control, or (ii) if such Covered Termination occurs on or after the effective date of the applicable Change in Control, the date of such Covered Termination.

SECTION 3.                                                    ELIGIBILITY AND PARTICIPATION

A person is eligible to participate in the Plan if (i) such person is an employee of the Company or an Affiliate with the title of Vice-President or higher; (ii) such person has not entered into a separate individual “severance benefit” or “change in control agreement” with the Company (excluding any plan or arrangement, or any portion thereof, relating to equity compensation) except to the extent such person is a party to a written agreement with the Company that expressly contemplates that such person is also eligible to participate in the Plan; (iii) the Board has designated such person as eligible to participate in the Plan; and (iv) such person’s employment with the Company terminates due to either (A) an Involuntary Termination at any time during the period beginning ninety (90) days prior to and ending thirteen (13) months following the effective date of a Change in Control, or (B) a Constructive Termination for which the condition set forth in Section 2(g)(i)-(iv), as applicable, giving rise to the right to resign due to a Constructive Termination occurred at any time during the period beginning ninety (90) days prior to and ending thirteen (13) months following the effective date of a Change in Control.  The determination of whether an employee is a Covered Employee shall be made by the Company, in its sole discretion, and such determination shall be binding and conclusive on all persons.

SECTION 4.                                                    BENEFITS

Plan benefits will not affect a Covered Employee’s rights to payment of any other compensation from the Company that has been earned by the Covered Employee but has not yet been paid at the time of the Covered Termination.  Provided that all conditions for receiving benefits under the Plan are met, each Covered Employee is eligible to receive the following benefits:

(a)           Salary Continuation Payments.  The Company shall continue to pay the Base Salary of each Covered Employee, as in effect on the date of the applicable Covered Termination, for the number of months following the Payment Commencement Date set forth in the following table based on the most senior employment title of such Covered Employee in effect at the time of such Covered Termination:

Title	Base Salary Continuation Period
Chief Executive Officer or President	36 months
Executive Officer	24 months
Vice President other than Executive Officer	18 months

Such amounts shall be paid to each such Covered Employee in regular installments on the normal payroll dates of the Company commencing with the first payroll period following the Payment Commencement Date.  Any salary continuation payments that any Covered Employee receives hereunder shall be subject to all required tax withholding.

“Base Salary” shall mean the Covered Employee’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Covered Termination, and prior to any reduction in base salary that would permit such Covered Employee to voluntarily terminate employment in a Constructive Termination pursuant to Section 2(g)(i).

(b)           Bonus Payment.  The Company shall pay to each Covered Employee a percentage of such Covered Employee’s Maximum Potential Bonus (defined below) as set forth in the following table based on the most senior employment title of such Covered Employee in effect at the time of the applicable Covered Termination:

Title	Percentage of Maximum Bonus Potential
Chief Executive Officer or President	300%
Executive Officer	200%
Vice President other than Executive Officer	100%

“Maximum Potential Bonus” means:

(i) if, on or prior to the date of the Covered Termination, the Compensation Committee shall have approved an Executive Cash Bonus Plan or similar plan applicable to such Covered Employee and related Company and/or Covered Employee individual performance goals thereunder (collectively, “Cash Bonus Plan”) applicable for the year in which such Covered Termination occurs, the maximum full year cash bonus payable to such Covered Employee under such Cash Bonus Plan as if 100% of all such performance goals were attained for such year;

(ii) if, on or prior to the date of the Covered Termination, the Compensation Committee shall not have approved a Cash Bonus Plan applicable to such Covered Employee for the year in which such Covered Termination occurs, but a Cash Bonus Plan applicable to such Covered Employee exists for the year immediately preceding the year in which such Covered Termination occurs, the maximum full year cash bonus payable to such Covered Employee under the Cash Bonus Plan in effect for such immediately preceding year as if 100% of all applicable performance goals were attained; or

(iii) if, on or prior to the date of the Covered Termination, the Compensation Committee shall not have approved a Cash Bonus Plan applicable to such Covered Employee for either the year in which such Covered Termination occurs or the immediately preceding year, the largest maximum full year cash bonus payable to any other Company officer with an employment title equivalent to or below the employment title of such Covered Employee as of the date of the Covered Termination, under either a Cash Bonus Plan in effect for the year of such Covered Termination or the immediately preceding the year as if 100% of all applicable performance goals were attained.

Any such bonus payment pursuant to this Section 4(b) shall be in a single lump sum to be paid within ten (10) days following the Payment Commencement Date.  Any bonus payments that any Covered Employee receives shall be subject to all required tax withholding.

(c)           COBRA Premium Benefits.  If a Covered Employee is eligible to elect continued group health plan coverage under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following a Covered Termination, regardless of whether the Covered Employee makes an election for continued COBRA coverage, the Company shall pay a single lump sum payment equal to 140% of the full amount of the Covered Employee’s COBRA premiums for the Covered Employee’s continued coverage under the Company’s group health plans, including the cost of coverage for the Covered Employee’s eligible dependents, for a period of eighteen (18) months.  For purposes of this Section 4(c), references to COBRA premiums shall not include any amounts payable by the Covered Employee under an Internal Revenue Code Section 125 health care reimbursement plan.  Any such payment that such Covered Employee receives shall be subject to all required tax withholding and shall be paid in a single lump sum within ten (10) days following the Payment Commencement Date.

(d)           Equity Award Vesting Acceleration Benefits.  Effective as of the date of the Covered Employee’s Covered Termination: (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock that are held by the Covered Employee on such date shall be accelerated in full as of the date of such Covered Termination, (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to the Covered Employee by the Company shall lapse in full as of the date of such Covered Termination, and (iii) the vesting of any other stock awards granted to the Covered Employee by the Company, and any issuance of shares triggered by the vesting of such stock awards, shall be accelerated in full as of the date of such Covered  Termination.   If the Covered Termination occurs prior to the effective date of the applicable Change in Control, such vesting acceleration shall be deemed effective as of the date of the Covered Termination.  Notwithstanding the foregoing, this Section 4(d) shall not apply to stock awards issued under or held in any Qualified Plan.

(e)           Conditions to Receipt of Benefits.   In order to be eligible to receive any benefits under the Plan, a Covered Employee also must satisfy each of the following conditions:

(i)            The Covered Employee or his or her representative must execute a general waiver and release of claims in  substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate (the “Release”), within the time period set forth therein, but in no event later than (i) if a Change in Control shall have occurred prior to such Covered Termination, forty-five (45) days following termination of employment or (ii) if a Change in Control shall not have occurred prior to such Covered Termination, the later of (A) forty-five (45) days following termination of employment or (B) ten (10) days following the effective date of such Change in Control, and such release must become effective in accordance with its terms.  The Company, in its discretion, may modify the form of the required Release at any time to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with the Covered Employee.

(ii)           Following any notification of Involuntary Termination Without Cause by the Company, the Covered Employee must reasonably satisfactorily perform his or her assigned job duties until the date set by the Company for the termination of employment, which date may not exceed thirty (30) days following such notification.

(f)            Termination of Benefits.  With respect to each Covered Employee, benefits under this Plan shall terminate immediately if such Covered Employee, at any time, violates any provision of the Proprietary Information and Inventions Agreement or any other proprietary information, confidentiality or non-solicitation obligation to the Company.

(g)           Non-Duplication of Benefits.  No Covered Employee is eligible to receive benefits under this Plan more than one time.

(h)           Offset for Indebtedness.  If a Covered Employee is indebted to the Company at his or her termination date, the Company reserves the right to offset any salary continuation severance payments or other payments under the Plan by the amount of such indebtedness.  Additionally, if a Covered Employee is subject to withholding for taxes related to any non-Plan benefits, the Company may offset any salary continuation severance payments or other payments under the Plan by the amount of such withholding taxes.

(i)            Certain Reductions.  The Company, in its sole discretion, shall have the authority to reduce a Covered Employee’s benefits under this Plan, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Covered Employee by the Company or an Affiliate of the Company that become payable in connection with the Covered Employee’s termination of employment pursuant to any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, the California Plant Closing Act, or any other similar state law, and the Plan Administrator shall so construe and implement the terms of the Plan; provided, however, that notwithstanding the foregoing and any other provision in the Plan to the contrary, such reductions shall in no event reduce the cash severance benefits provided under this Plan to less than two (2) weeks of Base Salary (as such term is defined above).  The Company’s decision to apply such reductions to any particular Covered Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to any other Covered Employee, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with salary continuation severance payments or other severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(j)            Deferred Compensation.  Benefits payable under the Plan on or before March 15 of the calendar year following the calendar year including the Substantial Risk of Forfeiture Lapse Date are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  Benefits payable under the Plan after March 15 of the calendar year following the calendar year including the Substantial Risk of Forfeiture Lapse Date are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to the Covered Employee be delayed until 6 months after separation from service if the Covered Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

SECTION 5.                                                    PARACHUTE PAYMENTS

In the event that the payments provided herein and benefits otherwise payable to a Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Covered Employee’s benefits hereunder shall be either:

(i)            provided to such Covered Employee in full, or

(ii)                                provided to such Covered Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Covered Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.  Unless the Company and such Covered Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the Company’s independent certified public accountants (the “Accountants”).  In the event of a reduction of benefits hereunder, such Covered Employee shall be given the choice of which benefits to reduce.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority.  The Company and such Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

If, notwithstanding any reduction described in this Section 5, the IRS determines that such Covered Employee is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then such Covered Employee shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that such Covered Employee challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.”  The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that such Covered Employee’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized.  The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in such Covered Employee’s net after-tax proceeds with respect to the payment of such benefits being maximized.  If the Excise Tax is not eliminated pursuant to this paragraph, such Covered Employee shall pay the Excise Tax.

Notwithstanding any other provision of this Section 5, if (i) there is a reduction in the payment of benefits as described in this Section 5, (ii) the IRS later determines that such Covered Employee is liable for the Excise Tax, the payment of which would result in the maximization of such Covered Employee’s net after-tax proceeds (calculated as if such Covered Employee’s benefits had not previously been reduced), and (iii) such Covered Employee pays the Excise Tax, then the Company shall pay to such Covered Employee those benefits which were reduced pursuant to this Section 5 contemporaneously or as soon as administratively possible after such Covered Employee pays the Excise Tax so that such Covered Employee’s net after-tax proceeds with respect to the payment of benefits is maximized.

If a Covered Employee either (i) brings any action to enforce such Covered Employee’s rights pursuant to this Section 5, or (ii) defends any legal challenge to such Covered Employee’s rights hereunder, such Covered Employee shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that in the event such action is commenced by such Covered Employee, the court finds the claim was brought in good faith.

SECTION 6.                                                    COMPANY PROPERTY.

A Covered Employee will not be entitled to any benefit under the Plan unless and until the Covered Employee returns all Company Property, except to the extent such obligation is waived in writing by the Company.  For this purpose, “Company Property” means all Company and/or Affiliate documents (and all copies thereof) and other Company and/or Affiliate property which the Covered Employee had in his or her possession at any time, including, but not limited to, Company and/or Affiliate files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and/or an Affiliate (and all reproductions thereof in whole or in part).  As a condition to receiving benefits under the Plan, Covered Employees must not make or retain copies, reproductions or summaries of any such Company or Affiliate property.

SECTION 7.                                                    ADMINISTRATION AND OPERATION OF THE PLAN

The Company is the “Plan Sponsor” and the “Plan Administrator” of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974 (“ERISA”).  The Company, in its capacity as Plan Administrator of the Plan, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan.  The Company has the sole discretion to make such rules, regulations, interpretations of the Plan and computations and shall take such other action to administer the Plan as it may deem appropriate in its sole discretion.  Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons.  The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate.  Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.  The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries.  The Company may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

The Company may also delegate the administration of some or all of the provisions of the Plan to a committee or committees consisting of one or more persons appointed by the Company (“Committee”).  If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Company that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Company shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Company.

SECTION 8.                                                    CLAIMS, INQUIRIES AND APPEALS

(a)           Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative) to:

Attention: Corporate Secretary

Re: Officer Change in Control Severance Benefit Plan

Amylin Pharmaceuticals, Inc.

9360 Towne Centre Drive

San Diego, California 92121

(b)           Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The written notice of denial will be set forth in a manner designed to be understood by the employee and will include the following:

(i)            the specific reason or reasons for the denial;

(ii)           references to the specific Plan provisions upon which the denial is based;

(iii)         a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)          an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 8(d) below.

This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)           Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan’s Review Panel within sixty (60) days after the application is denied.  The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company.  A request for a review shall be in writing and shall be addressed to:

Attention: Corporate Secretary

Re: Officer Change in Control Severance Benefit Plan

Amylin Pharmaceuticals, Inc.

9360 Towne Centre Drive

San Diego, California 92121

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Review Panel) may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)           Decision on Review.  The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Review Panel will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i)            the specific reason or reasons for the denial;

(ii)           references to the specific Plan provisions upon which the denial is based;

(iii)         a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv)          a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(e)           Rules and Procedures.  The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Review Panel may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)            Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 8(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 8(c) above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator and/or Review Panel, as the case may be, does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 8, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 9.                                                    OTHER TERMINATIONS

A Covered Employee is not eligible for benefits under this Plan if (i) such Covered Employee is terminated within thirty (30) days following such Covered Employee’s refusal to accept an offer of comparable employment by any successor to the Company or an Affiliate thereof (provided that “comparable employment” shall mean employment with base salary in an amount not violative of Section 2(g)(i) and at a business office whose location is not violative of Section 2(g)(ii)); (ii) such Covered Employee is terminated following such Covered Employee’s refusal to allow any successor to or Affiliate of the Company access to such Covered Employee’s employment records or access to Company personnel regarding such Covered Employee’s performance for the purpose of evaluating such Covered Employee’s qualifications for future employment, (iii) the Covered Employee terminates employment in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate, (iv) the Covered Employee does not satisfy each of the conditions for receipt of benefits as set forth in Section 4(e) of this Plan, or (v) such Covered Employee’s employment terminates due to death, Disability or any other reason other than (A) an Involuntary Termination occurring at any time during the period beginning ninety (90) days prior to and ending thirteen (13) months following the effective date of a Change in Control, or (B) a Constructive Termination for which the condition set forth in Section 2(g)(i)-(iv), as applicable, giving rise to the right to resign due to a Constructive Termination occurred at any time during the period beginning ninety (90) days prior to and ending thirteen (13) months following the effective date of a Change in Control.

SECTION 10.                                             BASIS OF PAYMENTS TO AND FROM THE PLAN

All benefits under the Plan shall be paid by the Company.  The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.  A Covered Employee’s right to receive payments under the Plan is no greater than that of the Company’s unsecured general creditors.  Therefore, if the Company were to become insolvent, the Covered Employee might not receive benefits under the Plan.

SECTION 11.                                             AMENDMENT AND TERMINATION

The current term of the Plan shall continue through December 31, 2009.  This Plan shall thereafter remain in effect for successive two-year periods beginning January 1, 2010 unless and until the Board elects that the then-current two-year period shall be the final effective period for this Plan by a duly adopted resolution effected at least 90 days prior to the expiration of that two-year period.  Subject to the foregoing provision, the Company reserves the right to amend or terminate this Plan at any time; provided, however, that the Plan may not be amended or terminated within 90 days prior to or at any time following the occurrence of a Change in Control.

SECTION 12.                                             NON-ALIENATION OF BENEFITS

No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 13.                                             SUCCESSORS AND ASSIGNS

(i)            This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person actively adopts or formally continues the Plan.  Covered Employees, to the extent they are otherwise eligible for benefits under the Plan, are intended third party beneficiaries of this provision. The Company shall require the assumption of this Plan by any successor or assign of the Company

SECTION 14.                                             LEGAL CONSTRUCTION

This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California.  This Plan constitutes both a plan document and a summary plan description for purposes of ERISA.

SECTION 15.                                             OTHER PLAN INFORMATION

(a)           Employer Identification Number:   33-026609

(b)           Ending of the Plan’s Fiscal Year:  December 31.

(c)           Agent for the Service of Legal Process:  The Plan’s agent for service of legal process is:  General Counsel, Amylin Pharmaceuticals, Inc., 9360 Towne Centre Drive, San Diego, CA 92121.

(d)           Type of Plan:  The Plan is a welfare benefit plan.

(e)           Plan Number:  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 511.

(f)            Address for Plan Sponsor and Plan Administrator.  The contact information for the Plan Sponsor and the Plan Administrator of the Plan is:

Amylin Pharmaceuticals, Inc.

Attention: Corporate Secretary

9360 Towne Centre Drive

San Diego, California 92121

SECTION 16.                                             STATEMENT OF ERISA RIGHTS

The terms “you” and “your” shall apply to each Covered Employee, as applicable.  As a participant in this Plan (which is a welfare benefit plan sponsored by the Company) you are entitled to certain rights and protections under ERISA, including the right to:

(a)           Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

(b)           Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies; and

(c)           Receive a summary of the Plan’s annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.  If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If it should happen that the Plan fiduciaries misused the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.

Exhibit A:  Release (Employees Age 40 and Older Individual Termination)

Exhibit B:  Release (Employees Age 40 and Older Group Termination)

Exhibit C:  Release (Employees Under Age 40 Individual and Group Termination)

For Employees Age 40 and Older

Individual Termination

EXHIBIT A

RELEASE

Certain capitalized terms used in this Release are defined in the Amylin Pharmaceuticals, Inc. Officer Change in Control Severance Benefit Plan (the “Plan”) which I have reviewed.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the federal Worker Adjustment and Retraining Notification Act of 1988; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to

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release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA.  I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

[Name of Employee]
Date:

2

For Employees Age 40 and Older

Group Termination

EXHIBIT B

RELEASE

Certain capitalized terms used in this Release are defined in the Amylin Pharmaceuticals, Inc. Officer Change in Control Severance Benefit Plan (the “Plan”) which I have reviewed.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the federal Worker Adjustment and Retraining Notification Act of 1988; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to

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release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA.  I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of all employees in the same job classification or organizational unit who were not terminated.

[Name of Employee]
Date:

2

For Employees Under Age 40

Individual and Group Termination

EXHIBIT C

RELEASE

Certain capitalized terms used in this Release are defined in the Amylin Pharmaceuticals, Inc. Officer Change in Control Severance Benefit Plan (the “Plan”) which I have reviewed.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company, the Employers and their parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company, the Employers or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, the Employers, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company or its affiliates from its obligation to indemnify me pursuant to agreement or applicable law.

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I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

Employee

Name:

Date:

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